Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) is made effective as of as of July __, 2018 by and among Brookline Bancorp, Inc. (the “Company”), a Delaware corporation, and Brookline Bank, a Massachusetts-chartered stock savings bank (the “Bank”), each with its principal administrative office at 131 Clarendon Street, Boston, Massachusetts 02116, and Paul A. Perrault (“Executive”).

WHEREAS, the Company, the Bank and Executive have entered into an Employment Agreement dated as of April 11, 2011 (the “Employment Agreement”); and

WHEREAS, the Company, the Bank and Executive wish to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the Company, the Bank and Executive hereby agree:

1.	Section 4(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(e)         Additional Limitation.

(i)	Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company or the Bank to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)	For purposes of this Section 4(e), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)	The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 4(e)(i) shall be made by a nationally recognized accounting firm selected by the Company and the Bank (the “Accounting Firm”), which shall provide detailed supporting calculations to the Company, the Bank and Executive within 15 business days of the Event of Termination, if applicable, or at such earlier time as is reasonably requested by the Company, the Bank or Executive. Any determination by the Accounting Firm shall be binding upon the Company, the Bank and Executive.”

2.	Section 10 of the Agreement is hereby amended to add a new Section 10(e), which shall read as follows:

“(e)	Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Executive’s ability to provide documents or other information, without notice to the Company or the Bank. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

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3.	Except as so amended, the Employment Agreement is in all other respects hereby confirmed and defined terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

4.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

BROOKLINE BANCORP, INC.

By:
Name:
Title:

BROOKLINE BANK

By:
Name:
Title:

EXECUTIVE

Paul A. Perrault

[Signature Page to the Amendment to Employment Agreement]